EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-286219) and Form S-8 (Nos. 333-234407, 333-163251, and 333-281091) of Flowserve Corporation of our report dated February 17, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 17, 2026